AT&T SENIOR OFFICER SEVERANCE PLAN



                                  PLAN DOCUMENT

                                       AND

                            SUMMARY PLAN DESCRIPTION

                           (Effective October 9, 1997)
                          (As Amended October 30, 1997)





THIS DOCUMENT, LIKE ALL COMPANY PLANS, PERSONNEL POLICIES OR PRACTICES, IS NOT A CONTRACT OF EMPLOYMENT. IT IS NOT INTENDED TO CREATE, AND IT SHOULD NOT BE CONSTRUED TO CREATE, ANY CONTRACTUAL RIGHTS, EITHER EXPRESS OR IMPLIED, BETWEEN THE COMPANY AND ITS EMPLOYEES.

AT AT&T, THE EMPLOYMENT RELATIONSHIP WITH EMPLOYEES COVERED BY THIS PLAN IS "AT-WILL". THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO QUIT THEIR EMPLOYMENT AT ANY TIME AND FOR ANY REASON, AND THE COMPANY RESERVES THE RIGHT TO TERMINATE ANY EMPLOYEE'S EMPLOYMENT, WITH OR WITHOUT CAUSE, AT ANY TIME FOR ANY REASON.

IN THE EVENT THERE IS A CONFLICT BETWEEN STATEMENTS IN THIS PLAN REGARDING BENEFITS PROVIDED BY ANOTHER PLAN AND THE TERMS OF THAT OTHER BENEFIT PLAN, POLICY, OR PRACTICE, THE APPLICABLE BENEFIT PLAN, POLICY OR PRACTICE PROVIDING THE BENEFITS IN QUESTION WILL CONTROL. AT&T RESERVES THE RIGHT, AT ANY TIME, TO MODIFY, SUSPEND, CHANGE, OR TERMINATE ITS EMPLOYEE BENEFIT PLANS OR SENIOR MANAGER INCENTIVE, BENEFIT AND/OR PERQUISITE PLANS, PROGRAMS, POLICIES OR PRACTICES.

                       AT&T SENIOR OFFICER SEVERANCE PLAN

                                  PLAN DOCUMENT

                                       AND

                            SUMMARY PLAN DESCRIPTION



A.  OVERVIEW

The AT&T Senior Officer Severance Plan ("the Plan" or "this Plan"), effective October 9, 1997 ("Effective Date"), is designed to provide certain supplemental payments and benefit enhancements to eligible Senior Management employees (each, a "Participant" or collectively "Participants") of AT&T Corp. ("the Company" and/or "AT&T") whose employment is terminated under certain circumstances set forth in this Plan.

Benefits under this Plan shall be in place of any other current or future plan, program, policy, or arrangement providing severance payments or post-retirement ancillary benefits, except as provided in Section N. The other benefits provided by this Plan, to the extent they differ from benefits provided by current AT&T benefit plans and programs, will be in addition to the benefits provided by the regular AT&T benefit plans and programs. See "About Your Benefits" for descriptions of those plans and programs.

For purposes of this Plan, "Service Pension eligibility" or "Service Pension eligible" shall have the meaning set forth in the AT&T Management Pension Plan (AT&TMPP) prior to the amendments effective August 1, 1997.

B.  TYPE OF PLAN

Under Section 3 (1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), this Plan is classified and is to be interpreted as an employee welfare benefit plan.

C.  PLAN PARTICIPATION

Participants in this Plan are certain current members of the AT&T Senior Management Team, including all members of the AT&T Operations Team, as identified on Exhibit A.

D. ELIGIBILITY TO RECEIVE BENEFITS

1. You will become entitled to receive the benefits described in Section F. in the event you cease to be a Company employee:

         a) by reason of Company-initiated termination for other than Cause (as defined in Section E. below); or

         b) by reason of your election to terminate your Company employment for Good Reason (in accordance with the Notification provisions set forth below); and

         c) you execute a valid Separation Agreement and Release ("Release"), and the time during which you may revoke the Release has expired.

Any Participant who receives any payments or benefits under this Plan shall not be entitled to receive any severance payments or severance benefits under any other plan, program, policy, agreement or practice of the Company, except as provided in Section N; provided, however, that agreement to participate in this AT&T Senior Officer Severance Plan will not preclude future participation in any similar arrangement that provides a greater level of benefits.

2. Notification of Termination for Good Reason. In the event you determine that Good Reason exists for you to elect to terminate your employment with the Company, you must notify the Executive Vice President - Human Resources in writing of the specific event which you believe constitutes Good Reason within thirty (30) days of the occurrence of such event. Upon receipt of such notice, the Company shall have thirty (30) days in which to remedy the event specified in your notice as constituting Good Reason, as defined below.

    In the event the Company disagrees with your determination that the event specified in your notice constitutes Good Reason, you shall be so notified within ten (10) days of the Company's receipt of your written notice. In such event, or in the event you determine that the actions taken by the Company fail to adequately address your claimed event of Good Reason specified in your notice, the procedures set forth in Sections K. and L. of this Plan shall apply.

E.  DEFINITIONS

For purposes of this Plan:

a)    "Cause" termination shall mean:

         (i) your conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;

         (ii)  violation   by  you  of  the   Company's   Code  of   Conduct  or
               Non-Competition Guideline;

         (iii) gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the Company or any of its affiliates; or

         (iv) repeated failure to carry out the duties of your position despite specific instruction to do so.

b) "Good Reason" shall mean the occurrence without your express written consent of any of the following events:

         (i) Your demotion to a position which is not of a rank and responsibility comparable to members of the current Senior Management Team or those of a similar/replacing governance body; provided, however, that the Company's decision not to continue a Senior Management Team shall not be Good Reason, and provided, further, that (1) changes in reporting relationships shall not, alone, constitute Good Reason and/or (2) a reduction in your business unit's budget or a reduction your business unit's head count, by themselves, do not constitute Good Reason; or

         (ii) a reduction in your "Total Annual Compensation" (defined as the sum of your Annual Base Salary Rate, Target Annual Incentive and "Target Annual Long Term Incentive Grants") for any calendar or fiscal year, as applicable, to an amount that is less than the Total Annual Compensation that existed in the prior calendar or fiscal year, as applicable. For purposes of this Paragraph E.b)(ii) the dollar value of the "Target Annual Long Term Incentive Grants" shall exclude the value of any special one-time or periodic long-term incentive grants, and shall be determined by valuing Performance Shares, Stock Units, Restricted Stock, Restricted Stock Units, etc., at the market share price utilized in valuing the annual Senior Management compensation structures in the materials presented to the Compensation and Employee Benefits Committee of the Company's Board of Directors ("the Committee") when authorizing such grants, and assuming 100% performance achievement if such grants include performance criteria. Stock Options and Stock Appreciation Rights will be valued by the Black-Scholes methodology (and related share price) as utilized in the materials presented to the Committee when authorizing such grants.

c) "Termination Date" shall mean the date the Participant ceases to be an employee of the Company.

F.  PLAN PAYMENTS AND BENEFITS

As a Participant who becomes eligible to receive benefits under this Plan, you shall be entitled to the following:

1. Severance Payment

A Severance Payment under this Section F.1. that will be the greater of 1) two hundred percent (200%) of the sum of your final annual base salary plus the target annual incentive in effect for you at your Termination Date, or 2) two hundred percent (200%) of the sum of your annual base salary plus the target annual incentive in effect for you at the Effective Date.

2.  Deferral Option

At your election prior to termination of employment you may defer receipt of all or a portion of the Severance Payment under Section F.1. for up to five (5) years from your Termination Date. Payout of the Severance Payment may be in the form of a lump sum or up to a maximum of five approximately equal annual installments. In the event of your death prior to either the commencement or completion of payout of the deferred amount, the unpaid balance shall be paid to your named beneficiary (or to your estate if no beneficiary has been named) in a lump sum within thirty (30) business days of such death.

The interest rate on such deferred amounts will be the interest rate formula applicable under the AT&T Senior Management Incentive Award Deferral Plan for deferred cash amounts which otherwise would have been payable in the calendar year which includes the Effective Date.

Your initial election to defer must be made within thirty (30) days after you first become eligible to participate in this Plan. Thereafter, you may change your election, provided, however, that any such change must be made prior to your Termination Date in the event of a Company-initiated termination for other than Cause, or at the time of or prior to your notification of termination for Good Reason.

If you elect to defer, the obligation to pay the deferred amounts will be evidenced by the separate written agreement of AT&T to pay the amounts, together with interest on those amounts, determined pursuant to the terms of this Plan, which agreement will constitute the unsecured and unfunded obligation of AT&T.

3.  Annual Incentive

Your award program currently is comprised of two components: APA (AT&T Performance Award and MA (Merit Award).

You will be eligible to receive a pro-rated portion of the annual incentive (APA and MA, or successor program) applicable to the year of your termination for your time on the active payroll during the performance year, in an amount equal to the amount produced by the actual achievement level for such year multiplied by a fraction, the numerator of which is the number of complete months you were employed during the calendar year (including the last month if your Termination Date is on or after the 15th of the month) and the denominator of which is 12. Such amount shall be payable during the first quarter of the following year, in accordance with existing practices and terms of the award program.

4.  Outstanding Long Term Incentives

You will be entitled to the following treatment with respect to your outstanding long term incentive grants:

              For Participants who are not Service Pension eligible, any outstanding AT&T Performance Shares/Stock Units will continue after your Termination Date in the same way that they would continue if you were Service Pension eligible;

              For Participants who are not Service Pension eligible, any unexercised AT&T Stock Options, excluding any Leveraged Stock Options, outstanding as of your Termination Date will continue in the same way they would continue if you had been Service Pension eligible;

              Any unvested Restricted Stock Units, Leveraged Stock Options or such other long-term incentives which are not automatically continued by virtue of Service Pension eligibility, and which are outstanding as of your Termination Date will continue as if you continued to be an active employee of the Company; and

              Any unvested Restricted Stock outstanding as of your Termination Date will vest as of your Termination Date.

5.  Life Insurance/Death Benefit

For  Participants  who  are not  Service  Pension  eligible,  your  AT&T  Senior
Management Basic Life Insurance and AT&T Senior Management Individual (split dollar) Life Insurance, will continue after your Termination Date in the same way they would continue if you had been Service Pension eligible on your Termination Date. Moreover, the one times pay (i.e. base salary plus annual incentive) Death Benefit currently provided to Service Pension eligible Senior Managers under the AT&TMPP (for base salary) and AT&T Non-Qualified Pension Plan (AT&TNQPP) (for annual incentive) will be paid to your qualified survivors provided that Service Pension eligible Senior Managers are eligible to receive this benefit as of your Termination Date. The definition of qualified survivor will be the same as provided for in the comparable Death Benefit provision of the AT&TMPP and AT&TNQPP provided, however, that the Death Benefit paid to non-Service Pension eligible Participants will be paid entirely out of the Company's operating income. Any Death Benefit paid under the AT&T Senior Management Long Term Disability and Survivor Protection Plan ("SMLTD&SPP") will reduce, by the amount of such SMLTD&SPP Death Benefit, any Death Benefit payable under this Section F.5.

 6.  Financial Counseling

You will be entitled to financial counseling services in accordance with the Company's then current Senior Management Financial Counseling Program for two full years from your Termination Date, including income tax preparation during the subsequent calendar year with respect to income tax returns for the calendar year which includes the second anniversary of your Termination Date.

7.  Outplacement Services

You will be entitled to receive services of a Company paid outplacement consultant in accordance with the practice then current for Senior Management employees as of your Termination Date; provided, however, that an election to use such services must be made within one year subsequent to your Termination Date.

8.  Telephone Reimbursement

You will continue to be eligible for telephone reimbursement through the Senior Management Telephone Reimbursement Program under the same terms and conditions as Service Pension eligible Senior Managers as of your Termination Date.

9.  Vacation

As a Participant, you should make every reasonable effort, consistent with the needs of the business, to take all vacation, personal days, and floating holidays to which you are entitled before your Termination Date. If you are unable to do so, you will be paid for any unused vacation days for the calendar year in which your Termination Date occurs and any approved carry-over days. You will not receive pay in lieu of floating holidays and management personal days if these days are not taken prior to your Termination Date.

10.  Medical/Dental/Vision Coverage

If, at your Termination Date, you are not eligible for post-retirement medical/dental/vision coverage provided to Service Pension eligible employees (or replacement coverage) under the Company's plans, you may be entitled as of your Termination Date to continuing healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). In such event, the Company will reimburse you for the cost of such COBRA coverage for up to eighteen (18) months, plus a tax gross-up amount to negate the effect of taxes resulting from such reimbursement. All coverage for you and your eligible dependents will be the same as the coverage provided as of your Termination Date, subject to the terms of the AT&T Medical Expense Plan for Management Employees. You should immediately notify the COBRA administrator if you become covered under another group health plan, at which time your COBRA coverage will cease.

G.  SEPARATION AGREEMENT AND RELEASE

In order to receive benefits under this Plan, you must sign a Release (a copy of which is attached hereto as Exhibit "B") which, among other provisions, releases and discharges AT&T, its benefit committees, and all of its affiliates, subsidiaries, and their respective successors and assigns, and the respective shareholders, officers, directors, employees and members of all of the named entities from all claims, demands or causes of action of any kind whatsoever arising out of your employment and the termination of your employment.

The Release must be signed on your Termination Date and returned to the Company's Executive Vice President-Human Resources, within seven days of your actual Termination Date.

H.  WITHHOLDINGS

The amount of the Severance Payment paid pursuant to this Plan is subject to the withholding of federal, state and local taxes, FICA (Social Security taxes), and FUTA and SUTA (unemployment taxes) at the time of payment and will be reported on IRS form W-2. The Severance Payment will not be reduced for contributions to, or be recognized under, any AT&T employee or Senior Management benefit plan or program.

I.  FORFEITURE

You will forfeit all or a portion of your benefits under this Plan (excluding $25,000.00 deemed as consideration for signing and not revoking the Release), under the following circumstances:

Violation of AT&T Code of Conduct or AT&T Non-Competition Guideline

Notwithstanding any other provision of this Plan, if it is determined by the Executive Vice President - Human Resources of AT&T, in consultation with the Company's most senior legal counsel, that you violated AT&T's Code of Conduct, and/or violated the AT&T Non-Competition Guideline, you will be required to repay to the Company all of the Severance Payment and an amount equal to the economic value of the other benefits provided to you under the Plan, except $25,000. In the event you have elected to defer receipt of your Severance Payment in accordance with the procedures set forth in Section F.2., you shall forfeit the right to receive any of the amounts set forth in the deferral agreement specified in such Section.

J.  PLAN TERM PLUS TERMS AND CONDITIONS OF HR PLANS AND PROGRAMS

The Initial Term ("Initial Term") of the Plan will be three years from the Effective Date and the Plan may not be canceled during this Initial Term. Thereafter, the Plan will automatically continue unless the Company notifies each Participant in writing of its decision to cancel the Plan; provided, however, that such written notification will be sent no less than one year prior to the effective date of such cancellation. Notwithstanding the above, and except as otherwise specifically provided for in this Plan, your rights and benefits under any of the Company's employee or Senior Management compensation, incentive, benefit and/or perquisite plans and programs, including annual and long-term incentive plans, continue to be subject to the terms of those plans and programs as they may be modified or amended from time to time or terminated in accordance with the Company's reservation of rights to so modify, amend or terminate. In the event there is a conflict between the material in this Plan and the terms of the respective compensation, incentive, benefit and/or perquisite plan documents, the benefit plan documents will control and govern the operation of the plans.

The Executive Vice President - Human Resources of AT&T (or any successor to that officer's responsibilities) with the concurrence of the Company's most senior legal counsel shall be authorized to make minor or administrative amendments to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes).

K.  PLAN ADMINISTRATION

AT&T is the Plan Administrator and Named Fiduciary of the Plan. AT&T has delegated administrative authority and responsibility to the Chairman - Compensation and Employee Benefits Committee of the AT&T Board of Directors. AT&T, 295 North Maple Avenue, Basking Ridge, New Jersey, solely administers this Plan through the Chairman of such Committee or his delegate who makes determinations concerning when and to what positions or groups payments should be made and any other determinations regarding interpretation and administration of this Plan and shall have sole and complete discretionary authority to determine such matters.

The Chairman of such Committee is also a Named Fiduciary who shall serve as the final review authority, under this Plan, and shall have sole and complete discretionary authority to determine conclusively for all parties and in accordance with the terms of the documents or instruments governing the plan, any and all questions arising from the administration of this Plan and interpretation of all Plan provisions, determination of all questions relating to participation of eligible employees and eligibility for benefits, determination of all relevant facts, the amount and type of benefits payable to any Participant, spouse, heirs or estate, and construction of all terms of this Plan. All determinations and decisions of the Named Fiduciary are conclusive and binding on all parties and not subject to further review. The Named Fiduciary under this Plan has delegated to the Executive Vice President - Human Resources of AT&T the authority to review all initial claims for payments and benefits under the terms of this Plan. The Chairman of the Committee shall afford a full and fair review of any denial of a claim by the Executive Vice President - Human Resources of AT&T for payments under the terms of this Plan. Any Named Fiduciary or any fiduciary designated by a Named Fiduciary may delegate any responsibilities hereunder. Moreover, in a circumstance which requires an administrator who is also a Participant to make judgment(s) about himself/herself, such administrator/Participant will be automatically recused and replaced by another administrator named by the Chairman of the Committee.

How to Appeal a Plan Determination If you believe that the benefits of the Plan have been improperly denied or the Plan's provisions incorrectly applied to your situation, you may appeal the determination by forwarding a written request for a review to:

         Chairman of the Compensation and Employee Benefits Committee of
                             the Board of Directors
                                   AT&T Corp.
                             295 North Maple Avenue
                             Basking Ridge, NJ 07920

Your written appeal should state the reasons you feel your situation was improperly handled. Be sure to include your name, Social Security number, work location, and the specific provisions you believe were improperly handled in your case. You may submit issues and comments in writing.

During the course of the review, you may be required to provide additional information. This information will be requested in writing.

You will be notified of a final decision within sixty (60) days following the receipt of your claim or the date all information requested from you is furnished, whichever is later. Notification of the result of the review will be written in a manner calculated to be understood by you and will specify reasons for the decision.

If there are special circumstances requiring delay, you will be notified of the final decision no later than 120 days after your appeal is received.


Official Plan Name and Plan Number:
AT&T Senior Officer Severance Plan, Plan #_________.

Plan Sponsor and Administrator:
AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ

Employer Identification Number: ________

Type of Plan:
Welfare benefit plan.

Type of Administration and Funding:
The Severance Payment is provided through direct payments by the Company from operating assets.

Agent for Legal Process:
The Company hopes that any disagreement you have with the application of the provisions described in this material can be resolved without resorting to legal process. If you wish to begin legal proceedings, however, service of legal process may be made upon the plan administrator to the attention of the person listed in this Section K. above.

Plan Document:
This package serves as the plan document for the AT&T Senior Officer Severance Plan.

Effective Date:
The Effective Date of this Plan shall be October XX, 1997.

Your rights under ERISA. The AT&T Senior Officer Severance Plan is an employee welfare benefit plan governed by the Employee Retirement Income Security Act of 1974 (ERISA). You are entitled to certain rights and protection under ERISA.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "Fiduciaries" of the Plan, have a duty to do so
prudently,   in  your   interest   and  in  the  interest  of  all  members  and
beneficiaries.

No one, including the Company, may terminate your employment for the purpose of preventing you from receiving the benefits to which you are entitled, and no one, including the Company, a union, or any other person, may discriminate against you in any other way for that purpose or in order to keep you from exercising your rights under ERISA.

If your benefit request is denied in whole or in part, you have the right to have the Plan Administrator review and reconsider your benefit request.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials unless they were not sent or received because of reasons beyond the control of the Administrator.

If you have a benefit request which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the US Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions, you should contact the Director - Executive Human Resources.

If you have any questions about this statement on or about your rights under ERISA, you should contact the nearest Area Office of the US Labor-Management Services Administration, Department of Labor.

L.  ARBITRATION

Any dispute, controversy, or question arising under, out of, or relating to this Agreement or the breach thereof, remaining after a Participant has filed a claim with the Executive Vice President - Human Resources, and the denial of that claim has been reviewed by the Chairman of the Committee, in accordance with the procedures set forth in or adopted pursuant to the provisions of Section K. hereof, and been denied, shall be, at a Participant's election, referred for arbitration in the State of New Jersey to a neutral arbitrator selected by the Participant and the Company. The proceeding shall be governed by the Commercial Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence) and the decision of the arbitrator shall be governed by the rule of law, and in particular ERISA and its related rules and regulations and relevant case law. If the parties are unable to agree upon a neutral arbitrator within thirty (30) days after a Participant has given the Company written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for the appointment of a neutral arbitrator, or, if such Association is not then in existence or does not desire to act in the matter, either party may apply to the Presiding Judge of the Superior Court of any county in New Jersey for the appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such right to submit a dispute arising hereunder to arbitration and the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted, or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The Participant and the Company shall each bear all your and its own costs and attorney fees, except that the Company shall pay the costs of any arbitrator appointed hereunder as well as the copy of any official transcript of the proceeding.

M.  PLAN DOCUMENTS

This document is both the Summary Plan Description and the official Plan document which regulates the operation of this Plan.

N.  MISCELLANEOUS

Messers Zeglis, Somers and Nagel are covered by individual arrangements that may, in certain circumstances, duplicate the Severance Payment provided for in Section F.1. and/or certain of the post-retirement benefits provided for in Sections F.2-F.10. In the event that such individual agreement provisions are in effect as of the Termination Date of such individual, the Executive Vice President - Human Resources is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan. In taking such action, the Executive Vice President - Human Resources will be guided by the principles that
(1) Messers Zeglis, Somers and Nagel will be treated, for the Sections specified above, no more or no less favorably than are other Participants not covered by individual agreements and (2) individual agreement provisions (e.g., individual pension/deferral accounts) which are not duplicative of the Severance Payment provided for in Section F.1. and/or post-retirement benefits specified in Sections F.2.- F.10. will not be considered in determining elimination and/or reductions in Plan benefits.

O.  ASSIGNMENT OR ALIENATION

No payments or benefits under this Plan or any right or interest in such payments or benefits shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, assignment, claims of creditors, garnishment, pledge, execution, attachment or encumbrance of any kind, including, but not limited to, pursuant to any domestic relations order (within the meaning of Section 206(d)(3) of ERISA and Section 414(p)(1)(B) of the Internal Revenue Code) and any such attempted disposition shall be null and void.

                       AT&T Senior Officer Severance Plan





                                Participant List
                              (for 1998 10K Filing)
                                     3/6/98



                                    F. Ianna
                                    G. J. McGovern
                                    J. C. Petrillo
                                    J. D. Zeglis